Exhibit 10.3

310 Goddard, Suite 150

Irvine, CA 92618

tel. 949.753.0624

fax 949.753.0510

www.combimatrix.com

Aug 11, 2010

R. Judd Jessup

[Address]

Dear Judd,

We are pleased to offer you the position of President and Chief Executive Officer for CombiMatrix Corporation (“CBMX”) with the following terms.

You will be expected to perform various duties consistent with your position and according to the needs of the company.  You will report to the Chairman of the Board of Directors.  Of course, CBMX may change your duties from time to time as it deems necessary during the course of employment.

Start date

Your start date will be August 23, 2010.

Cash Compensation Equity and Benefits

Your compensation packages with CBMX will be as follows:

Base Salary

Your base pay will be $16,153.85 on a bi-weekly basis (which is equivalent to $420,000 annually) less payroll deductions and applicable taxes.

Benefits

You will be eligible for the following standard CBMX benefits, which include paid time off, health insurance, dental and vision care, and stock options. You will be eligible to earn and accrue 15 paid days off per year as well as eight (8) additional company-designated holidays.  You will be eligible for health benefits beginning on the first day of the month following your date of hire.  Details about these benefits will be provided to you upon acceptance of this offer.  CBMX may modify benefits from time to time as it deems necessary.  You will also be eligible to participate in CBMX’s Executive Change of Control Severance Plan (the “Plan”), as amended.

You will be eligible to participate in all other corporate benefits offered to employees of CBMX, providing that you meet all eligibility requirements of those plans.

Equity

You will receive a stock option grant of 400,000 shares of Common Stock of CBMX at an exercise price equal to 100% of the fair market value of the company’s common stock on the date of the grant. Such option will be subject to vesting over four (4) years so long as you continue to be employed with the CBMX, with 25% of the shares subject to such option vesting on your one-year anniversary date and the remaining 75% on a monthly vesting schedule of 1/48th of the original grant per month over the subsequent three (3) years.

Management Bonus

Subject to board approval in its discretion, you will also be eligible to receive an annual performance bonus. Bonus is based on both company and individual performance as determined by the Compensation Committee of the Board of Directors. Bonus payments will be subject to payroll deductions and all required withholdings.

Additional Information Regarding Employment at CBMX

As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Policies and Procedures that will govern the terms and conditions of your employment. The Company’s Policies and Procedures may be modified from time to time at the sole discretion of the Company.

In your work for CBMX, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto CBMX premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In the performance of your duties for CBMX you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by CBMX.

Your employment with CBMX is not for a guaranteed or definite period of time. Rather, your employment relationship is “at will”. This means that you may terminate your employment with CBMX at any time and for any reason whatsoever simply by notifying the company. Likewise, CBMX may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Chairman of the Board.

By signing this offer letter, you are acknowledging that you have never been and are not currently debarred, excluded or banned from any federal healthcare program. Your signature further acknowledges that you have not been convicted of a felony involving fraud or deceit.  You agree to notify CBMX immediately should you become debarred, excluded or banned from any federal healthcare program or should you be convicted of a felony involving fraud or deceit.

Please note that this offer of employment is contingent upon the results of an outside background check on you being without any adverse disclosures whatsoever. Criminal, social security number, driving record, and or degree verification screenings may be performed.  We reserve the right, in our sole discretion, to rescind this offer based on the results of the background check.

Conditions of Employment

This offer of employment is contingent on the following:

1.    Employment Authorization. You must produce within three working days of hire, documentation showing identity and eligibility to work in the United States.

2.    Satisfactory Reference and Background Check. This offer is contingent upon receiving satisfactory references and an acceptable background check.

3.    Employee Intellectual Property Agreement. This offer is contingent upon your execution of the Employee Intellectual Property Agreement.

4.    Conflict of Interest. Without pre-approval from the company you cannot perform work for others in a field of similar interest to CBMX.

5.    Non-Disparagement. During your employment and after you are no longer an employee of CBMX, regardless of the reason for not being an employee, you agree not to make any disparaging statements to any current or former Company employees, customers, or any media or to any other person concerning the Company or any of its Affiliates. A disparaging statement is any comment oral or written, which would tend to cause humiliation or embarrassment or cause the recipient to question the business condition, integrity, competence or good character of the Company or any of its Affiliates.

Confidential and Trade Secret Information of a Former Employer or Other Third Party

By signing this offer letter you represent that your performance of all of the terms of this agreement will not breach any agreement to keep in confidence information acquired by you in confidence or in trust prior to or outside your employment with CBMX. You agree that you have disclosed all agreements that you have entered into with prior employers that contain provisions that extend beyond the employment relationship. You have not brought and will not bring will not bring with you to CBMX for use in the performance of your duties any materials, documents or information of a former employer or third party that are not generally available to the public unless you have obtained the express written authorization from the owner for their possession and use by and for CBMX.  You further represent that execution of this agreement, employments with CBMX and the performance of your proposed duties to CBMX in the development of its business will not violate any obligations you have to any former employer and understand that CBMX does not want you to violate agreements with any former employer.

Initial R.J.J.

This letter together with conditions of employment forms the complete and exclusive statement of the terms of your employment with CBMX. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of CBMX, its successors, and assigns.

Please sign, date and return this letter by August 12, 2010, if you wish to accept employment with CBMX under the terms described above.

Judd, we are confident you will be an outstanding leader for CBMX and look forward to your favorable reply.

Sincerely,

/s/ MARK MCGOWAN
Mark McGowan
Chairman of the Board

Accepted by:

/s/ R. JUDD JESSUP
R. Judd Jessup

August 11, 2010